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                      [LETTERHEAD OF BELL, BOYD & LLOYD]

                                                                       Exhibit 5

                               December 15, 1994

WMX Technologies, Inc.
3003 Butterfield Road
Oak Brook, Illinois 60521

                       $550,000,000 Principal Amount of
                  Convertible, Subordinated Notes due 2005

Ladies and Gentlemen:

     We have acted as counsel to WMX Technologies, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a registration statement on Form S-4 ("Registration Statement") relating to up to $550,000,000 aggregate principal amount at maturity of Convertible, Subordinated Notes due 2005 ("Notes") to be issued in connection with the merger of a wholly owned subsidiary of the Company into Chemical Waste Management, Inc., a Delaware corporation, pursuant to which Chemical Waste Management, Inc. will become a wholly owned subsidiary of the Company, and the shares of the Company's Common Stock, $1.00 par value ("Common Stock"), issuable upon conversion of the Notes. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

     Based on the foregoing, it is our opinion as follows:

     1. The Company is a corporation duly incorporated in and validly existing under the laws of the State of Delaware.

     2. The Company has taken all action necessary to authorize the execution and delivery of the Indenture relating to the Notes and the issuance of the Notes upon the terms and conditions set forth in the Merger Agreement.

     3. Upon the execution and delivery of the Indenture by the respective parties and the execution, authentication and delivery of the Notes in accordance with the terms and conditions of the Merger Agreement, the Notes will be valid and legally binding obligations of the Company, enforceable in accordance

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WMX Technologies, Inc.
December 15, 1994
Page 2

with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and by general equitable principles, and entitled to the benefits of the Indenture.

     4. The Common Stock initially issuable upon conversion of the Notes has been duly authorized and when such Common Stock is issued upon conversion of the Notes, it will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                                       Very truly yours,

                                       /s/ Bell, Boyd & Lloyd